Exhibit 99.1

PRESS RELEASE

Level 3 Reports First Quarter 2013 Results

First Quarter 2013 Highlights

•                  Core Network Services revenue for the first quarter 2013 increased by 2.2 percent year-over-year, on a constant currency basis

•                  Enterprise Core Network Services revenue grew 6.8 percent year-over-year, excluding UK Government revenue and on a constant currency basis

•                  Gross margin expanded to 60.1 percent in the first quarter 2013, up from 58.6 percent in the first quarter 2012

•                  Adjusted EBITDA grew to $386 million, up 18 percent year-over-year

BROOMFIELD, Colo., April 25, 2013 — Level 3 Communications, Inc. (NYSE: LVLT) reported total revenue of $1.577 billion for the first quarter 2013, compared to $1.586 billion for the first quarter 2012. Total revenue was $1.614 billion for the fourth quarter 2012.

For the first quarter 2013, the net loss was $0.36 per share, including $0.11 in foreign exchange losses in EMEA and Latin America, a $0.10 loss for the devaluation of the Venezuelan Bolivar, and $0.02 in legal charges. Excluding these items, the net loss for the first quarter 2013 was $0.13 per share. The net loss for the first quarter 2012 was $0.37 per share excluding the effects of the loss on extinguishment of debt. In total, the net loss for the first quarter 2013 was $78 million, compared to a net loss of $138 million in the first quarter 2012.

Adjusted EBITDA was $386 million in the first quarter 2013, compared to $327 million in the first quarter 2012. For the fourth quarter 2012, Adjusted EBITDA was $407 million, which included a $27 million net benefit resulting from a non-cash reduction in asset retirement obligations (ARO) partially offset by severance and related charges.

“I am excited to be leading Level 3 at a time when we have a great opportunity to expand our market position in the enterprise business,” said Jeff Storey, president and CEO of Level 3. “We intend to continue our focus on providing outstanding service to our customers, and believe that will help us deliver profitable revenue growth, margin expansion and free cash flow generation.”

Financial Results

Metric ($ in millions)	First Quarter 2013	First Quarter 2012	Fourth Quarter 2012
Core Network Services Revenue	$1,372	$1,350	$1,391
Wholesale Voice Services and Other Revenue	$205	$236	$223
Total Revenue	$1,577	$1,586	$1,614
Adjusted EBITDA(1)	$386	$327	$407
Capital Expenditures	$169	$138	$198
Unlevered Cash Flow(1)	$28	$14	$325
Free Cash Flow(1)	$(162)	$(213)	$202
Gross Margin(1)	60.1%	58.6%	59.4%
Adjusted EBITDA Margin(1)(2)	24.5%	20.6%	25.2%
Net Loss	$78	$138	$56
Net Loss Per Share	$0.36	$0.66	$0.26

(1)         See schedule of non-GAAP metrics for definition and reconciliation to GAAP measures.

(2)         In the fourth quarter 2012, Adjusted EBITDA margin was 23.5% excluding the $27 million net benefit resulting from the ARO adjustment, partially offset by severance and related charges.

Revenue

Core Network Services (CNS) Revenue ($ in millions)	First Quarter 2013	First Quarter 2012	Percent Change, Constant Currency	Fourth Quarter 2012	Percent Change, Constant Currency
North America	$967	$942	3%	$979	(1)%
Wholesale	$372	$381	(2)%	$392	(5)%
Enterprise	$595	$561	6%	$587	2%

EMEA	$223	$232	(4)%	$228	(1)%
Wholesale	$89	$96	(8)%	$87	3%
Enterprise	$97	$88	10%	$99	(2)%
UK Government	$37	$48	(22)%	$42	(9)%

Latin America	$182	$176	8%	$184	(2)%
Wholesale	$40	$38	9%	$41	(4)%
Enterprise	$142	$138	8%	$143	(1)%

Total CNS Revenue	$1,372	$1,350	2%	$1,391	(1)%
Wholesale	$501	$515	(3)%	$520	(4)%
Enterprise(1)	$871	$835	5%	$871	—

(1)    Includes EMEA UK Government

Core Network Services (CNS)

CNS revenue was $1.372 billion in the first quarter 2013, increasing approximately 2.2 percent year-over-year and declining 1.3 percent quarter-over-quarter, both on a constant currency basis.

“In the first quarter, we saw the effects of the near-term revenue pressures we cited last quarter, due to the typical reversal in seasonally strong fourth quarter revenue and some known contract disconnects in North America and UK Government,” said Sunit Patel, CFO of Level 3. “Year-over-year, excluding UK government revenue, total Enterprise CNS revenue grew 6.8 percent and total CNS revenue grew 3.1 percent, both on a constant currency basis. Additionally, our gross margin is now back above 60 percent for the first time since acquiring Global Crossing.”

Deferred Revenue

The deferred revenue balance was $1.129 billion at the end of the first quarter 2013, compared to $1.143 billion at the end of the first quarter 2012. The deferred revenue balance was $1.138 billion at the end of the fourth quarter 2012. Of the $9 million decline in the deferred revenue balance between the first quarter 2013 and the fourth quarter 2012, $5 million was a result of foreign exchange.

Cost of Revenue

Cost of revenue was $629 million in the first quarter 2013, compared to $657 million in the first quarter 2012. For the fourth quarter 2012, cost of revenue was $655 million.

Gross margin increased to 60.1 percent for the first quarter 2013, compared to 58.6 percent in the first quarter 2012. Gross margin was 59.4 percent for the fourth quarter 2012.

Selling, General and Administrative Expenses (SG&A)

Excluding non-cash compensation expense, SG&A expenses declined to $562 million in the first quarter 2013, compared to $602 million in the first quarter 2012 and $579 million for the fourth quarter 2012, which excludes the $27 million net benefit resulting from the ARO adjustment, partially offset by severance and related charges. The reduction in expenses is primarily a result of headcount synergies related to the actions we announced in the fourth quarter 2012.

Including non-cash compensation expense, SG&A expenses were $599 million for the first quarter 2013, compared to $626 million for the first quarter 2012 and $612 million for the fourth quarter 2012 excluding the $27 million net benefit resulting from the ARO adjustment, partially offset by severance and related charges. Non-cash compensation expense was $37 million, $24 million and $33 million for the first quarter 2013, first quarter 2012, and fourth quarter 2012, respectively.

As part of the action taken appointing Jeff Storey CEO of Level 3 in April 2013, certain provisions in the employment agreement with James Crowe, the company’s outgoing CEO, were triggered. As a result, in the second quarter 2013 the company expects to incur $6 million in additional cash compensation expenses and $17 million in non-cash compensation expenses related to the vesting of certain long term incentive awards.

Adjusted EBITDA

Adjusted EBITDA grew to $386 million for the first quarter 2013, compared to $327 million for the first quarter 2012. For the fourth quarter 2012, Adjusted EBITDA was $380 million, excluding the $27 million net benefit recognized in the fourth quarter.

Adjusted EBITDA margin increased to 24.5 percent for the first quarter 2013, compared to 20.6 percent for the first quarter 2012. For the fourth quarter 2012, Adjusted EBITDA margin was 23.5 percent, excluding the $27 million net benefit recognized in the fourth quarter.

Cash Flow and Liquidity

During the first quarter 2013, Unlevered Cash Flow was $28 million, compared to $14 million in the first quarter 2012 and $325 million for the fourth quarter 2012.

Free Cash Flow was negative $162 million for the first quarter 2013, compared to negative $213 million in the first quarter 2012 and positive $202 million for the fourth quarter 2012.

In January 2013, the company repaid the remaining $172 million of the 15% Convertible Senior Notes, in full, at maturity.

Capital expenditures were $169 million for the first quarter 2013, compared to $138 million for the first quarter 2012 and $198 million for the fourth quarter 2012.

As of March 31, 2013, the company had cash and cash equivalents of approximately $610 million.

Business Outlook

“In the first quarter, CNS revenue declined as expected, due to the loss of a few known contracts,” said Patel. “As a result, churn was 1.6 percent this quarter, higher than our average from 2012 of 1.3 percent. We expect churn to return to historical levels for the rest of the year. Additionally, our sales teams had a strong start to the year, with 10 percent year-over-year growth in signed CNS sales orders in the first quarter 2013.  Furthermore, our reported first quarter 2013 Adjusted EBITDA of $386 million exceeded our outlook by $6 million.

“We are reiterating the guidance we provided on our fourth quarter 2012 earnings call. For the remainder of 2013, we generally expect sequential CNS revenue growth to be stronger compared to 2012. We continue to expect low double digit Adjusted EBITDA percentage growth for the full year 2013 compared to the full year 2012. We expect to be Free Cash Flow positive for the full year 2013, excluding payments related to our interest rate swap agreements.

“GAAP interest expense is expected to be approximately $665 million and net cash interest is expected to be approximately $645 million for the full year 2013. Capital expenditures are expected to be approximately 12 percent of total revenue for the full year 2013.”

Conference Call and Web Site Information

Level 3 will hold a conference call to discuss the company’s first quarter 2013 results today at 10 a.m. ET. The conference call will be broadcast live on Level 3’s Investor Relations website at http://investors.level3.com/investor-relations/presentations-and-events/default.aspx.  Additional information regarding the first quarter 2013 results, including the presentation that management will review on the conference call, will be available on Level 3’s Investor Relations website. If you are unable to join the call via the Web, the call can be accessed live at 1 877-283-5145 (U.S. Domestic) or 1 312-281-1200 (International). Questions can also be sent to Investor.Relations@Level3.com.

The call will be archived and available on Level 3’s Investor Relations website or can be accessed as an audio replay starting at 2 p.m. ET on Apr. 25 until midnight ET on July 24. The replay can be accessed by dialing 1 800-633-8284 (U.S. Domestic) or 1 402-977-9140 (International), conference code 21653228.

For additional information, please call 720-888-2518.

About Level 3 Communications

Level 3 Communications, Inc. (NYSE: LVLT) provides local, national and global communications services to enterprise, government and carrier customers. Level 3’s comprehensive portfolio of secure, managed solutions includes fiber and infrastructure solutions; IP-based voice and data communications; wide-area Ethernet services; video and content distribution; data center and cloud-based solutions. Level 3 serves customers in more than 500 markets in 55 countries over a global services platform anchored by owned fiber networks on three continents and connected by extensive undersea facilities. For more information, please visit www.level3.com

© Level 3 Communications, LLC. All Rights Reserved. Level 3, Level 3 Communications, Level (3) and the Level 3 Logo either registered service marks or service marks of Level 3 Communications, LLC and/or one of its Affiliates in the United States and/or other countries.  Any other service names, product names, company names or logos included herein are the trademarks or service marks of their respective owners. Level 3 services are provided by subsidiaries of Level 3 Communications, Inc.

Website Access to Company Information

Level 3 maintains a corporate website at www.level3.com, and you can find additional information about the company through the Investors pages on that website at http://investors.level3.com/investor-relations/default.aspx.  Level 3 uses its website as a channel of distribution of important information about the company. Level 3 routinely posts financial and other important information regarding the company and its business, financial condition and operations on the Investor Relations web pages.

Visitors to the Investors Relations web pages can view and print copies of Level 3’s SEC filings, including periodic and current reports on Forms 10-K, 10-Q, 8-K, as soon as reasonably practicable after those filings are made with the SEC.

Copies of the charters for each of the Audit, Compensation and Nominating and Governance committees of Level 3’s Board of Directors, its Corporate Governance Guidelines, Code of Ethics, press releases and analysts and investor conference presentations are all available through the Investor Relations web pages.

Please note that the information contained on any of Level 3’s web sites is not incorporated by reference in, or considered to be a part of, any document unless expressly incorporated by reference in that document.

Forward-Looking Statement

Some statements made in this press release are forward-looking in nature and are based on management’s current expectations or beliefs. These forward-looking statements are not a guarantee of performance and are subject to a number of uncertainties and other factors, many of which are outside Level 3’s control, which could cause actual events to differ materially from those expressed or implied by the statements. Important factors that could prevent Level 3 from achieving its stated goals include, but are not limited to, the company’s ability to: successfully integrate the Global Crossing acquisition or otherwise realize the anticipated benefits thereof; manage risks associated with continued uncertainty in the global economy; maintain and increase traffic on its network; develop and maintain effective business support systems; manage system and network failures or disruptions; avert the breach of its network and computer system security measures; develop new services that meet customer demands and generate acceptable margins; defend intellectual property and proprietary rights; manage the future expansion or adaptation of its network to remain competitive; manage continued or accelerated decreases in market pricing for communications services; obtain capacity for its network from other providers and interconnect its network with other networks on favorable terms; attract and retain qualified management and other personnel; successfully integrate future acquisitions; effectively manage political, legal, regulatory, foreign currency and other risks it is exposed to due to its substantial international operations; mitigate its exposure to contingent liabilities; and meet all of the terms and conditions of its debt obligations. Additional information concerning these and other important factors can be found within Level 3’s filings with the Securities and Exchange Commission. Statements in this press release should be evaluated in light of these important factors. Level 3 is under no obligation to, and expressly disclaims any such obligation to, update or alter its forward-looking statements, whether as a result of new information, future events, or otherwise.

Contact Information

Media:	Investors:
Monica Martinez	Mark Stoutenberg
+1 720-888-3991	+1 720-888-2518
Monica.Martinez@Level3.com	Mark.Stoutenberg@Level3.com

Level 3 Communications:

Non-GAAP Metrics

Pursuant to Regulation G, the company is hereby providing definitions of non-GAAP financial metrics and reconciliations to the most directly comparable GAAP measures.

The following describes and reconciles those financial measures as reported under accounting principles generally accepted in the United States (GAAP) with those financial measures as adjusted by the items detailed below and presented in the accompanying news release. These calculations are not prepared in accordance with GAAP and should not be viewed as alternatives to GAAP. In keeping with its historical financial reporting practices, the company believes that the supplemental presentation of these calculations provides meaningful non-GAAP financial measures to help investors understand and compare business trends among different reporting periods on a consistent basis.

In addition, measures referred to in the accompanying news release as being calculated “on a constant currency basis” or “in constant currency terms” are non-GAAP metrics intended to present the relevant information assuming a constant exchange rate between the two periods being compared. Such metrics are calculated by applying the currency exchange rates used in the preparation of the prior period financial results to the subsequent period results.

Consolidated Revenue is defined as total revenue from the Consolidated Statements of Operations.

Core Network Services Revenue includes revenue from colocation and datacenter services, transport and fiber, IP and data services, and voice services (local and enterprise).

Gross Margin ($) is defined as total revenue less cost of revenue from the Consolidated Statements of Operations.

Gross Margin (%) is defined as gross margin ($) divided by total revenue. Management believes that gross margin is a relevant metric to provide to investors, as it is a metric that management uses to measure the margin available to the company after it pays third party network services costs; in essence, a measure of the efficiency of the company’s network.

Adjusted EBITDA is defined as net income (loss) from the Consolidated Statements of Operations before income taxes, total other income (expense), non-cash impairment charges, depreciation and amortization and non-cash stock compensation expense.

Adjusted EBITDA Margin is defined as Adjusted EBITDA divided by total revenue.

Adjusted EBITDA Metric
Q1 2013

(in millions)

Net Loss	$(78)
Income Tax Expense	14
Total Other Expense	219
Depreciation and Amortization	194
Non-Cash Stock Compensation	37
Adjusted EBITDA	$386

Adjusted EBITDA Margin	24.5%

Adjusted EBITDA Metric
Q4 2012

(in millions)

Net Loss	$(56)
Income Tax Expense	13
Total Other Expense	231
Depreciation and Amortization	186
Non-Cash Stock Compensation	33
Adjusted EBITDA	$407

Adjusted EBITDA Margin	25.2%

Adjusted EBITDA Metric
Q1 2012

(in millions)

Net Loss	$(138)
Income Tax Expense	14
Total Other Expense	240
Depreciation and Amortization	187
Non-Cash Stock Compensation	24
Adjusted EBITDA	$327

Adjusted EBITDA Margin	20.6%

Management believes that Adjusted EBITDA and Adjusted EBITDA Margin are relevant and useful metrics to provide to investors, as they are an important part of the company’s internal reporting and are key measures used by Management to evaluate profitability and operating performance of the company and to make resource allocation decisions.  Management believes such measures are especially important in a capital-intensive industry such as telecommunications.  Management also uses Adjusted EBITDA and Adjusted EBITDA Margin to compare the company’s performance to that of its competitors and to eliminate certain non-cash and non-operating items in order to consistently measure from period to period its ability to fund capital expenditures, fund growth, service debt and determine bonuses.  Adjusted EBITDA excludes non-cash impairment charges and non-cash stock compensation expense because of the non-cash nature of these items. Adjusted EBITDA also excludes interest income, interest expense and income taxes because these items are associated with the company’s capitalization and tax structures. Adjusted EBITDA also excludes depreciation and amortization expense because these non-cash expenses primarily reflect the impact of historical capital investments, as opposed to the cash impacts of capital expenditures made in recent periods, which may be evaluated through cash flow measures.  Adjusted EBITDA excludes the gain (or loss) on extinguishment of debt and other, net because these items are not related to the primary operations of the company.

There are limitations to using Adjusted EBITDA as a financial measure, including the difficulty associated with comparing companies that use similar performance measures whose calculations may differ from the company’s calculations. Additionally, this financial measure does not include certain significant items such as interest income, interest expense, income taxes, depreciation and amortization, non-cash impairment charges, non-cash stock compensation expense, the gain (or loss) on extinguishment of debt and net other income (expense). Adjusted EBITDA and Adjusted EBITDA Margin should not be considered a substitute for other measures of financial performance reported in accordance with GAAP.

Unlevered Cash Flow is defined as net cash provided by (used in) operating activities less capital expenditures, plus cash interest paid and less interest income all as disclosed in the Consolidated Statements of Cash Flows or the Consolidated Statements of Operations. Management believes that Unlevered Cash Flow is a relevant metric to provide to investors, as it is an indicator of the operational strength and performance of the company and, measured over time, provides management and investors with a sense of the underlying business’s growth pattern and ability to generate cash.  Unlevered Cash Flow excludes cash used for acquisitions and debt service and the impact of exchange rate changes on cash and cash equivalents balances.

There are material limitations to using Unlevered Cash Flow to measure the company’s cash performance as it excludes certain material items such as payments on and repurchases of long-term debt, interest income, cash interest expense and cash used to fund acquisitions. Comparisons of Level 3’s Unlevered Cash Flow to that of some of its competitors may be of limited usefulness since Level 3 does not currently pay a significant amount of income taxes due to net operating losses, and therefore, generates higher cash flow than a comparable business that does pay income taxes. Additionally, this financial measure is subject to variability quarter over quarter as a result of the timing of payments related to accounts receivable and accounts payable and capital expenditures. Unlevered Cash Flow should not be used as a substitute for net change in cash and cash equivalents in the Consolidated Statements of Cash Flows.

Free Cash Flow is defined as net cash provided by (used in) operating activities less capital expenditures as disclosed in the Consolidated Statements of Cash Flows. Management believes that Free Cash Flow is a relevant metric to provide to investors, as it is an indicator of the company’s ability to generate cash to service its debt. Free Cash Flow excludes cash used for acquisitions, principal repayments and the impact of exchange rate changes on cash and cash equivalents balances.

There are material limitations to using Free Cash Flow to measure the company’s performance as it excludes certain material items such as principal payments on and repurchases of long-term debt and cash used to fund acquisitions. Comparisons of Level 3’s Free Cash Flow to that of some of its competitors may be of limited usefulness since Level 3 does not currently pay a significant amount of income taxes due to net operating losses, and therefore, generates higher cash flow than a comparable business that does pay income taxes. Additionally, this financial measure is subject to variability quarter over quarter as a result of the timing of payments related to interest expense, accounts receivable and accounts payable and capital expenditures. Free Cash Flow should not be used as a substitute for net change in cash and cash equivalents on the Consolidated Statements of Cash Flows.

Unlevered Cash Flow and Free Cash Flow

Three Months Ended March 31, 2013

	Unlevered
($ in millions)	Cash Flow	Free Cash Flow

Net Cash Provided by Operating Activities	$7	$7
Capital Expenditures	$(169)	$(169)
Cash Interest Paid	$190	N/A
Interest Income	—	N/A
Total	$28	$(162)

Unlevered Cash Flow and Free Cash Flow

Three Months Ended December 31, 2012

	Unlevered
($ in millions)	Cash Flow	Free Cash Flow

Net Cash Provided by Operating Activities	$400	$400
Capital Expenditures	$(198)	$(198)
Cash Interest Paid	$123	N/A
Interest Income	—	N/A
Total	$325	$(202)

Unlevered Cash Flow and Free Cash Flow

Three Months Ended March 31, 2012

	Unlevered
($ in millions)	Cash Flow	Free Cash Flow

Net Cash Used in Operating Activities	$(75)	$(75)
Capital Expenditures	$(138)	$(138)
Cash Interest Paid	$228	N/A
Interest Income	(1)	N/A
Total	$14	$(213)

	Regional Revenue Distribution by Channel					1Q13/ 1Q12%	1Q13/ 1Q12 % Change Constant	1Q13/ 4Q12%	1Q13/ 4Q12 % Change Constant	1Q13%
	1Q12	2Q12	3Q12	4Q12	1Q13	Change	Currency	Change	Currency	CNS

Core Network Services Revenue ($ in millions)
North America	$942	$956	$963	$979	$967	2.7%	2.7%	(1.2)%	(1.2)%	71%
Wholesale	$381	$382	$386	$392	$372	(2.4)%	(2.3)%	(5.1)%	(5.2)%	28%
Enterprise	$561	$574	$577	$587	$595	6.1%	6.0%	1.4%	1.5%	43%

EMEA	$232	$228	$223	$228	$223	(3.9)%	(3.8)%	(2.2)%	(1.4)%	16%
Wholesale	$96	$94	$87	$87	$89	(7.3)%	(7.7)%	2.3%	2.5%	6%
Enterprise	$88	$91	$94	$99	$97	10.2%	10.4%	(2.0)%	(1.7)%	7%
UK Government	$48	$43	$42	$42	$37	(22.9)%	(21.8)%	(11.9)%	(8.8)%	3%

Latin America	$176	$173	$179	$184	$182	3.4%	7.9%	(1.1)%	(1.9)%	13%
Wholesale	$38	$37	$40	$41	$40	5.3%	9.4%	(2.4)%	(4.4)%	3%
Enterprise	$138	$136	$139	$143	$142	2.9%	7.5%	(0.7)%	(1.2)%	10%

Total	$1,350	$1,357	$1,365	$1,391	$1,372	1.6%	2.2%	(1.4)%	(1.3)%	100%
Wholesale	$515	$513	$513	$520	$501	(2.7)%	(2.5)%	(3.7)%	(3.8)%	37%
Enterprise (1)	$835	$844	$852	$871	$871	4.3%	5.1%	—%	0.2%	63%

Total CNS	$1,350	$1,357	$1,365	$1,391	$1,372	1.6%	2.2%	(1.4)%	(1.3)%
Wholesale Voice Services and Other Revenue	$236	$229	$225	$223	$205	(13.1)%	(13.4)%	(8.1)%	(8.1)%
Total Revenue	$1,586	$1,586	$1,590	$1,614	$1,577	(0.6)%	(0.1)%	(2.3)%	(2.2)%

(1)         Includes EMEA UK Government Revenue.

	Level 3 Communications Summary Financial Results					1Q13/ 1Q12%	1Q13/ 4Q12%	1Q13%
	1Q12	2Q12	3Q12	4Q12	1Q13	Change	Change	CNS

Core Network Services Revenue ($ in millions)
Colocation and Datacenter Services	$138	$139	$139	$145	$142	3%	(2)%	11%
Transport and Fiber	$480	$485	$491	$494	$484	1%	(2)%	35%
IP and Data Services	$491	$497	$502	$512	$510	4%	—%	37%
Voice Services (local and enterprise)	$241	$236	$233	$240	$236	(2)%	(2)%	17%
Total Core Network Services	$1,350	$1,357	$1,365	$1,391	$1,372	2%	(1)%
Wholesale Voice Services and Other	$236	$229	$225	$223	$205	(13)%	(8)%
Total Revenue	$1,586	$1,586	$1,590	$1,614	$1,577	(1)%	(2)%

Debt is defined as total gross debt, including capital leases from the Consolidated Balance Sheet.

Net Debt to Last Twelve Months (LTM) Adjusted EBITDA Ratio is defined as debt, reduced by cash and cash equivalents and divided by LTM Adjusted EBITDA.

Level 3 Communications, Inc. and Consolidated Subsidiaries

Net Debt to LTM Adjusted EBITDA ratio as of March 31, 2013

(dollars in millions)

Debt	$8,591

Cash and Cash Equivalents	(610)

Net Debt	$7,981

LTM Adjusted EBITDA	$1,518

Net Debt to LTM Adjusted EBITDA Ratio	5.3

LEVEL 3 COMMUNICATIONS, INC. AND SUBSIDIARIES

Consolidated Statements of Operations

(unaudited)

	Three Months Ended
	March 31,	December 31,	March 31,
(dollars in millions, except per share data)	2013	2012	2012

Revenue	$1,577	$1,614	$1,586

Costs and Expenses (exclusive of depreciation and amortization shown separately below):
Cost of Revenue	629	655	657
Depreciation and Amortization	194	186	187
Selling, General and Administrative	599	585	626
Total Costs and Expenses	1,422	1,426	1,470

Operating Income	155	188	116

Other Income (Expense):
Interest income	—	—	1
Interest expense	(169)	(175)	(189)
Loss on extinguishment of debt, net	—	(50)	(61)
Other, net	(50)	(6)	9
Total Other Expense	(219)	(231)	(240)

Loss Before Income Taxes	(64)	(43)	(124)

Income Tax Expense	(14)	(13)	(14)

Net Loss	$(78)	$(56)	$(138)

Basic and Diluted Net Loss per Share	$(0.36)	$(0.26)	$(0.66)

Shares Used to Compute Basic and Diluted Net Loss per Share (in thousands)	219,268	217,924	209,759

LEVEL 3 COMMUNICATIONS, INC. AND SUBSIDIARIES

Consolidated Balance Sheets

(unaudited)

	March 31,	December 31,	March 31,
(dollars in millions)	2013	2012	2012

Assets

Current Assets:
Cash and cash equivalents	$610	$979	$748
Restricted cash and securities	7	8	8
Receivables, less allowances for doubtful accounts	731	714	683
Other	167	141	164
Total Current Assets	1,515	1,842	1,603

Property, Plant and Equipment, net	8,144	8,199	8,164
Restricted Cash and Securities	33	35	52
Goodwill	2,557	2,565	2,497
Other Intangibles, net	249	268	333
Other Assets	384	398	425
Total Assets	$12,882	$13,307	$13,074

Liabilities and Stockholders’ Equity

Current Liabilities:
Accounts payable	$730	$779	$724
Current portion of long-term debt	38	216	227
Accrued payroll and employee benefits	129	211	115
Accrued interest	179	209	165
Current portion of deferred revenue	236	251	259
Other	176	136	145
Total Current Liabilities	1,488	1,802	1,635

Long-Term Debt, less current portion	8,508	8,516	8,199
Deferred Revenue, less current portion	893	887	884
Other Liabilities	885	931	1,047
Total Liabilities	11,774	12,136	11,765

Stockholders’ Equity	1,108	1,171	1,309
Total Liabilities and Stockholders’ Equity	$12,882	$13,307	$13,074

LEVEL 3 COMMUNICATIONS, INC. AND SUBSIDIARIES

Consolidated Statements of Cash Flows

(unaudited)

	Three Months Ended
	March 31,	December 31,	March 31,
(dollars in millions)	2013	2012	2012

Cash Flows from Operating Activities:
Net loss	$(78)	$(56)	$(138)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Depreciation and amortization	194	186	187
Asset retirement obligation adjustment	—	(47)	—
Non-cash compensation expense attributable to stock awards	37	33	24
Loss on extinguishment of debt, net	—	50	61
Accretion of debt discount and amortization of debt issuance costs	9	10	10
Accrued interest on long-term debt	(30)	42	(49)
Deferred income taxes	9	(8)	7
Gain on sale of property, plant and equipment and other assets	—	(1)	—
Other, net	17	(7)	—
Changes in working capital items:
Receivables	(29)	34	(26)
Other current assets	(25)	23	(27)
Payables	(45)	60	(33)
Deferred revenue	(3)	35	(13)
Other current liabilities	(49)	46	(78)
Net Cash Provided by (Used in) Operating Activities	7	400	(75)

Cash Flows from Investing Activities:
Capital expenditures	(169)	(198)	(138)
Decrease in restricted cash and securities, net	3	5	1
Proceeds from sale of property, plant and equipment and other assets	—	6	5
Net Cash Used in Investing Activities	(166)	(187)	(132)

Cash Flows from Financing Activities:
Long term debt borrowings, net of issuance costs	—	1,187	880
Payments on and repurchases of long-term debt	(186)	(1,214)	(847)
Proceeds from stock options exercised	—	—	1
Net Cash Provided by (Used in) Financing Activities	(186)	(27)	34

Effect of Exchange Rates on Cash and Cash Equivalents	(24)	—	3

Net Change in Cash and Cash Equivalents	(369)	186	(170)

Cash and Cash Equivalents at Beginning of Period	979	793	918

Cash and Cash Equivalents at End of Period	$610	$979	$748

Supplemental Disclosure of Cash Flow Information:
Cash interest paid	$190	$123	$228